FOR IMMEDIATE RELEASE

May 6, 2008

For further information contact:

Craig Montanaro

Senior Vice President,

Director of Strategic Planning

Kearny Financial Corp.

(973) 244-4510

KEARNY FINANCIAL CORP.

REPORTS THIRD QUARTER 2008 OPERATING RESULTS

Fairfield, New Jersey, May 6, 2008 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended March 31, 2008 of $2.7 million, or $0.04 per diluted share. The results represent an increase of $1.3 million compared to net income of $1.4 million, or $0.02 per diluted share, for the quarter ended December 31, 2007 and an increase of $2.4 million compared to net income of $242,000 for the quarter ended March 31, 2007. Management attributes the increase in net income between linked quarters primarily to a tax benefit during the most recent quarter. The increase in net income year-over-year resulted primarily from the tax benefit as well as a decrease in non-interest expense, an increase in net interest income, an increase in non-interest income and decrease in the provision for loan losses. The Bank recognized a $1.2 million income tax benefit during the quarter ended March 31, 2008 resulting from the reversal of a previously established valuation allowance. Income before taxes was slightly lower on a linked quarter basis.

Net income for the nine months ended March 31, 2008 was $5.1 million, or $0.07 per diluted share, an increase of $3.4 million from $1.7 million, or $0.02 per diluted share, for the nine months ended March 31, 2007. Management attributes the increase in net income primarily to a decrease in non-interest expense as well as an increase in net interest income, a decrease in the provision for loan losses and an increase in non-interest income, partially offset by an increase in income taxes.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 27 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey. At March 31, 2008, Kearny Financial Corp. had total assets, deposits and stockholders’ equity of $2.06 billion, $1.35 billion and $477.3 million, respectively.

The following is an overview of the Company’s financial results for the quarter ended March 31, 2008:

Net Interest Income

Net interest income during the quarter ended March 31, 2008 was $11.6 million, a decrease of $52,000 or 0.4%, compared to net interest income of $11.7 million during the quarter ended December 31, 2007 and an increase of $357,000 or 3.2%, compared to net interest income of $11.3 million during the quarter ended March 31, 2007. The Company’s net interest margin during the quarter ended March 31, 2008 was 2.47%, compared to 2.55% during the quarter ended December 31, 2007 and 2.43% during the quarter ended March 31, 2007. The decrease in net interest income between linked quarters resulted from a decrease in interest income while interest expense was virtually unchanged. Though the Bank is generally liability sensitive, the 300 basis point reduction in the federal funds rate since September 2007 has had an immediate negative effect on interest income derived from cash and cash equivalents and interest income overall. The increase in net interest income year-over-year resulted from an increase in interest income, partially offset by an increase in interest expense.

Interest income decreased $57,000 or 0.2%, remaining practically unchanged at $24.6 million during the quarters ended March 31, 2008 and December 31, 2007 and increased $396,000 or 1.6%, compared to $24.2 million during the quarter ended March 31, 2007. Interest expense was virtually unchanged at $12.9 million during the quarters ended March 31, 2008 and December 31, 2007 and increased $39,000 or 0.3%, in effect unchanged from $12.9 million during the quarter ended March 31, 2007.

Interest income from loans decreased $31,000, remaining virtually unchanged at $13.9 million during the quarters ended March 31, 2008 and December 31, 2007 and increased $2.2 million compared to $11.7 million during the quarter ended March 31, 2007. Interest income decreased between linked quarters due to a decrease in yield partially offset by an increase in average loans receivable. The increase in interest income year-over-year resulted from increases in both average loans receivable and yield. During the quarter ended March 31, 2008 average loans receivable were $961.4 million with a yield of 5.79%. By comparison, during the quarters ended December 31, 2007 and March 31, 2007 average loans receivable were $954.1 million and $811.4 million, respectively, with yields of 5.84% and 5.75%, respectively. Contributing to the nominal growth in loans receivable between linked quarters was a decrease in loan originations due to the stagnant real estate market as well as the repayment of approximately $9.0 million in loans to one borrower, which were refinanced with another financial institution. The repayment of those loans also had a negative impact on the portfolio’s yield.

Interest income from mortgage-backed securities increased $82,000 to $8.7 million during the quarter ended March 31, 2008 from $8.6 million during the quarter ended December 31, 2007, and increased $570,000 from $8.1 million during the quarter ended March 31, 2007. The increases in interest income between the linked quarters and year-over-year resulted from increases in both average mortgage-backed securities and yield. During the quarter ended March 31, 2008 average mortgage-backed securities were $693.8 million with a yield of 5.00%. By comparison, during the quarters ended December 31, 2007 and March 31, 2007 average mortgage-backed securities were $689.8 million and $670.0 million, respectively, with yields of 4.98% and 4.83%, respectively. Given the declining lending opportunities in the sluggish real estate market, management increased the Bank’s investment in mortgage-backed securities to supplement loan originations during the current quarter compared to the comparative quarters. The improvement in yield resulted primarily from the re-pricing of pass-through certificates that include adjustable rate mortgages.

Interest income from securities and other interest-earning assets, primarily cash and cash equivalents, decreased $108,000 to $2.0 million during the quarter ended March 31, 2008 compared to $2.1 million during the quarter ended December 31, 2007 and decreased $2.4 million from $4.4 million during the quarter ended March 31, 2007. The decrease in interest income between linked quarters was due to a decrease in yield for these two income categories partially offset by an increase in average balances. Year-over-year, the decrease is attributed to decreases in both average balances and yield in aggregate. The recent reductions in the federal funds rate have had a negative effect on interest income derived from cash and cash equivalents, which is the most significant component of these two income categories.

Interest expense from deposits decreased $324,000 to $10.7 million during the quarter ended March 31, 2008 from $11.0 million during the quarter ended December 31, 2007 and decreased $1.5 million compared to $12.2 million during the quarter ended March 31, 2007. The decrease in interest expense from deposits between linked quarters resulted from a decrease in the cost of interest-bearing deposits, partially offset by an increase in average interest-bearing deposits. Year-over-year, the decrease in interest expense resulted from decreases in both average interest-bearing deposits and their cost. During the quarter ended March 31, 2008 average interest-bearing deposits were $1.27 billion with an average cost of 3.34%. By comparison, during the quarters ended December 31, 2007 and March 31, 2007 average interest-bearing deposits were $1.26 billion and $1.41 billion, respectively, with average costs of 3.48% and 3.44%, respectively. The Bank is liability sensitive with a significant percentage of its certificates of deposit re-pricing within one year. The recent decreases in the federal funds rate are expected to have a positive effect on earnings by further reducing the Bank’s cost of deposits to the extent maturing certificates of deposit re-price lower.

Interest expense attributed to Federal Home Loan Bank advances increased $319,000 to $2.3 million during the quarter ended March 31, 2008 compared to $2.0 million during the quarter ended December 31, 2007 and increased $1.5 million from $754,000 during the quarter ended March 31, 2007. The increase in interest expense between linked quarters and year-over-year resulted from an increase in average advances, partially offset by a lower cost of borrowing. During the quarter ended March 31, 2008 average advances were $227.3 million with an average cost of 4.04%. By comparison, during the quarters ended December 31, 2007 and March 31, 2007 average advances were $189.1 million and $55.7 million, respectively, with average costs of 4.18% and 5.41%, respectively. The Bank borrowed $100.0 million during the quarter ended September 30, 2007 and an additional $100.0 million during the quarter ended December 31, 2007 to replenish liquidity depleted by loan originations and deposit outflows. The advances were considered to be a cheaper funding source compared to certificates of deposit and served to significantly lower the cost of borrowings.

Non-interest Income

Non-interest income attributed to fees, service charges and miscellaneous income increased $4,000 or 0.6%, to $675,000 during the quarter ended March 31, 2008 compared to $671,000 during the quarter ended December 31, 2007 and increased $95,000 or 16.4%, from $580,000 during the quarter ended March 31, 2007. The increase in non-interest income between linked quarters resulted primarily from higher loan fees and fee income from retail operations partially offset by a decrease in income resulting from the float on funds held by the Bank’s official check clearing agent. Year-over-year, the increase was attributed to higher fee income from retail operations partially offset by a decrease in income resulting from the float on funds held by the Bank’s official check clearing agent and non-recurring miscellaneous income recorded during the quarter ended March 31, 2007.

There was a $5,000 loss on sale of securities recorded during the quarter ended March 31, 2008 compared to losses of $2,000 and $97,000 recorded during the quarters ended December 31, 2007 and March 31, 2007, respectively.

Non-interest Expense

Non-interest expense decreased $29,000 or 0.3%, remaining virtually unchanged at $10.1 million during the quarters ended March 31, 2008 and December 31, 2007 and decreased $1.2 million or 10.6%, compared to $11.3 million during the quarter ended March 31, 2007.

Contributing to the decrease in non-interest expense between the quarters ended March 31, 2008 and December 31, 2007, were decreases in equipment expense, amortization of intangible assets and miscellaneous expense, partially offset by increases in salaries and employee benefits, net occupancy expense of premises, advertising expense and directors’ compensation expense.

Salaries and benefits increased $33,000 to $6.0 million between linked quarters. Compensation expense and payroll taxes increased $283,000 and $36,000, respectively, due to non-recurring reductions in compensation during the linked quarter and normal salary adjustments in the current quarter. Pension plan expense increased $99,000 due to non-recurring actuarial adjustments recorded during the linked quarter related to the freeze on all future benefit accruals under the Bank’s non-contributory defined benefit plan. Benefits expense decreased $329,000 due to a non-recurring dividend of $253,000 received from the Bank’s health insurer based on the ratio of earned premiums to premiums paid in 2006 and the implementation of contributory health insurance for employees during the current quarter. Employee Stock Ownership Plan (ESOP) expense decreased $56,000 due to a decrease in the average market price of the Company’s common stock.

Net occupancy expense of premises increased $99,000 to $1.0 million between linked quarters, with repairs and maintenance expense and utilities expense increasing $74,000 and $28,000, respectively, due primarily to higher winter season costs including snow removal and heating. Equipment expense decreased $20,000 to $1.1 million between linked quarters, with service bureau expense decreasing $19,000 due to lower charges connected to the Bank’s core processor and imaging software service provider, partially offset by higher costs associated with the Bank’s network administrator and Internet banking service provider. Advertising expense increased $31,000 to $186,000 between linked quarters, with the increase due primarily to an increase in the use of newspaper ads and printed material to promote a new retail branch, which opened in Brick Township, New Jersey in March 2008. Amortization of intangible assets decreased $49,000 to $11,000 between linked quarters, due to completion of amortization during the linked quarter of an intangible asset acquired during the purchase of West Essex Bank in 2003. Directors’ compensation expense increased $26,000 to $576,000 between linked quarters due to two strategic planning retreats held during the current quarter. Miscellaneous expense decreased $147,000 to $1.1 million due to a $144,000 reduction in professional fees, which management attributes to the prior quarter evaluation and implementation of growth and diversification strategies related to execution of the Company’s business plan and regulatory matters.

The $1.2 million decrease in non-interest expense during the quarter ended March 31, 2008 compared to the quarter ended March 31, 2007 resulted primarily from decreases in salaries and employee benefits expense, equipment expense and advertising expense and amortization of intangible assets of $1.0 million, $31,000, $176,000 and $148,000, respectively. These decreases were partially offset by an increase in net occupancy expense of premises, directors’ compensation expense and miscellaneous expense of $106,000, $32,000 and $26,000, respectively. These decreases are generally attributable to the same factors as noted in the previous two paragraphs.

Provision for Income Taxes

The provision for income taxes during the quarter ended March 31, 2008 was an income tax benefit of $462,000 compared to income tax expense of $857,000 and $92,000 during the quarters ended December 31, 2007 and March 31, 2007, respectively. The Bank recognized a $1.2 million income tax benefit during the quarter ended March 31, 2008 attributable to the reversal of a previously established valuation allowance, as management has determined that it is now more likely than not that the benefit to be derived from utilization of a state net operating loss carryforward will be realized due to the pending dissolution of the Bank’s New Jersey investment subsidiary, which will bring to a halt further increases in the Bank’s state net operating loss and allow the Bank to generate sufficient state taxable income to utilize existing net operating loss carryforwards in their entirety.

Loans and Asset Quality

Loans receivable, net of deferred fees and costs and the allowance for loan losses, decreased $14.2 million to $947.2 million at March 31, 2008 from $961.4 million at December 31, 2007. The decrease in net loans receivable reversed a trend of steady increases in recent quarters, including an increase of $31.2 million during the quarter ended December 31, 2007. Total loans decreased to $952.3 million at March 31, 2008 from $966.5 million at December 31, 2007. Contributing to the decrease in loans receivable was a drop off in loan originations due to a decline in borrower demand resulting from a slowing economy as well as the repayment of approximately $9.0 million in loans to one borrower, which were refinanced with another financial institution. Most loan categories decreased during the quarter ended March 31, 2008. One-to-four family first mortgage loans and nonresidential mortgages decreased $9.1 million and $6.8 million, respectively, between December 31, 2007 and March 31, 2008. Home equity lines of credit, construction loans and other loans decreased $896,000 in aggregate. Partially offsetting the decreases were increases in multi-family mortgages, commercial business loans and home equity loans of $2.6 million in aggregate.

There was no provision for loan losses recorded during the quarter ended March 31, 2008 compared to no provision and $101,000 during the quarters ended December 31, 2007 and March 31, 2007, respectively. Non-performing loans were $1.4 million or 0.15% of total loans at March 31, 2008. By comparison, non-performing loans were $1.1 million or 0.12% of total loans at December 31, 2007 and $1.1 million or 0.13% of total loans at March 31, 2007. Net charge-offs to average loans were zero during all three quarters. The allowance for loan losses as a percentage of total loans outstanding was 0.64% at March 31, 2008 and December 31, 2007, reflecting an allowance balance of $6.1 million at both dates.

Securities and Mortgage-backed Securities

Between December 31, 2007 and March 31, 2008, mortgage-backed securities increased by $74.1 million to $762.0 million from $687.9 million, due to purchases totaling $107.5 million and a $6.0 million increase in fair value, partially offset by principal repayments and maturities. Given the decline in lending opportunities in the sluggish real estate market, management increased the Bank’s investment in mortgage-backed securities to supplement loan originations. Between December 31, 2007 and March 31, 2008, the non-mortgage-backed securities portfolio decreased $4.8 million to $39.4 million from $44.2 million, due primarily to sales of securities, a decrease in fair value and principal repayments. Management sold securities from the municipal bond portfolio with an amortized cost of $4.3 million, which resulted in a realized loss of $5,000. The Bank’s securities and mortgage-backed securities are classified as available for sale.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-bearing deposits in other banks, decreased $24.6 million to $149.8 million at March 31, 2008, from $174.4 million at December 31, 2007. The 300 basis point reduction in the federal funds rate has had a negative effect on interest income derived from cash and cash equivalents; therefore, management redeployed cash and cash equivalents into mortgage-backed securities due to a decrease in loan originations.

Deposits

Deposits increased $35.3 million to $1.35 billion at March 31, 2008, from $1.32 billion at December 31, 2007. During the quarter ended March 31, 2008, certificates of deposit increased $39.5 million. Also increasing were non-interest-bearing demand deposits, partially offset by decreases in savings deposits and interest-bearing demand accounts, which decreased $3.0 million and $1.5 million, respectively. Conditions in the marketplace have helped to reverse the outflow of deposits experienced by the Bank since the quarter ended December 31, 2006. Recent reductions in the federal funds rate have had a significant effect on interest rates, particularly lowering the rates paid on certificates of deposit as financial institutions endeavor to reduce their cost of deposits. Management believes that turmoil in the stock market may be contributing to improved deposit inflows.

Federal Home Loan Bank Advances

Federal Home Loan Bank advances decreased $10.2 million to $218.0 million at March 31, 2008 compared to $228.2 million at December 31, 2007. Given adequate liquidity, management did not renew a $10.0 million advance, which matured during March 2008. The maturing advance carried an interest rate of 5.59%. An amortizing advance with an original face value of $5.0 million and an interest rate of 6.03% was also paid in full during February 2008.

Capital Management

During the quarter ended March 31, 2008, stockholders’ equity increased $3.8 million to $477.3 million from $473.5 million at December 31, 2007. The increase was primarily the result of net income of $2.7 million and a $3.6 million increase in accumulated other comprehensive income due to mark-to-market adjustments to the available for sale securities and mortgage-backed securities portfolios and benefit plan related adjustments to equity per FASB Statement No. 158. Also contributing to the increase was the release of $401,000 of ESOP shares and $771,000 of restricted stock plan shares and an adjustment to equity of $477,000 for expensing stock options. Partially offsetting the increase was a $3.2 million increase in treasury stock due to the purchase of 278,234 shares of the Company’s common stock and a $917,000 cash dividend declared for payment to minority shareholders.

The Bank’s ratio of tangible equity to tangible assets was 18.0% at March 31, 2008. The Bank’s Tier 1 risk-based capital ratio was 39.0%, far in excess of the 6.00% level required by the Office of Thrift Supervision to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Data, Unaudited)

	March 31,	December 31,
	2008	2007
Balance Sheet Data:
Assets	$2,060,039	$2,030,886
Net loans receivable	947,220	961,447
Mortgage-backed securities available for sale	762,026	687,858
Securities available for sale	39,384	44,236
Cash and cash equivalents	149,814	174,411
Goodwill	82,263	82,263
Deposits	1,350,674	1,315,389
Federal Home Loan Bank advances	218,000	228,165
Total stockholders’ equity	477,285	473,522

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Summary of Operations:
Interest income	$24,554	$24,611	$24,158
Interest expense	12,943	12,948	12,904
Net interest income	11,611	11,663	11,254
Provision for loan losses	0	0	101
Net interest income after provision for loan losses	11,611	11,663	11,153
Non-interest income, excluding gain (loss)
on sale of securities	675	671	580
Gain (loss) on sale of securities	(5)	(2)	(97)
Non-interest expense	10,070	10,099	11,302
Income before taxes	2,211	2,233	334
Provision for income taxes	(462)	857	92
Net income	$2,673	$1,376	$242

Per Share Data:
Net income per share - basic	$0.04	$0.02	$0.00
Net income per share - diluted	$0.04	$0.02	$0.00
Weighted average number of common shares
outstanding - basic	68,625	68,808	69,012
Weighted average number of common shares
outstanding - diluted	68,646	68,957	69,293

Per Share Data:
Cash dividends per share (1)	$0.05	$0.05	$0.05
Dividend payout ratio (2)	34.34%	67.22%	396.69%

(1) Represents dividends declared per common share.
(2) Represents dividends paid per minority share divided by net income.

	At the Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Per Share Data:
Closing price as reported by NASDAQ	$10.95	$11.91	$14.38
Book Value	$6.76	$6.68	$6.61
Tangible Book Value	$5.59	$5.52	$5.46

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Performance Ratios:
Return on average assets	0.52%	0.28%	0.05%
Return on average equity	2.27%	1.18%	0.21%
Net interest rate spread (1)	1.77%	1.80%	1.70%
Net interest margin (2)	2.47%	2.55%	2.43%
Average interest-earning assets to average
interest-bearing liabilities	125.22%	126.28%	126.23%
Efficiency ratio, net of gain on sale of securities	81.96%	81.88%	95.50%
Non-interest expense to average assets	1.97%	2.03%	2.25%

(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.

	At or for the Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Asset Quality Ratios:(1)
Non-performing loans to total loans	0.15%	0.12%	0.13%
Non-performing assets to total assets	0.07%	0.06%	0.06%
Net charge-offs to average loans outstanding	0.00%	0.00%	0.00%
Allowance for loan losses to total loans	0.64%	0.64%	0.71%
Allowance for loan losses to non-performing loans	432.65%	540.76%	553.50%

(1) Asset quality ratios are period end ratios unless otherwise noted.

	At or for the Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Capital Ratios:
Average equity to average assets	23.07%	23.56%	23.44%
Equity to assets at period end	23.17%	23.32%	23.59%
Tangible equity to tangible assets at period end	19.79%	20.04%	20.45%

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Average Balances:
Loans receivable	$961,376	$954,147	$811,445
Mortgage-backed securities available for sale	693,775	689,837	669,988
Securities available for sale	41,593	46,747	112,785
Other interest-earning assets	184,449	140,539	258,371
Total interest earning assets	1,881,193	1,831,270	1,852,589
Non-interest-earning assets	160,948	156,377	154,985
Total assets	$2,042,141	$1,987,647	$2,007,574

Interest-bearing deposits	$1,274,991	$1,261,038	$1,411,882
Federal Home Loan Bank advances	227,298	189,090	55,698
Total interest-bearing liabilities	1,502,289	1,450,128	1,467,580
Non-interest-bearing liabilities	68,796	69,194	69,425
Stockholders’ equity	471,056	468,325	470,569
Total liabilities and stockholders’ equity	$2,042,141	$1,987,647	$2,007,574

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Spread and Margin Analysis:
Yield on average:
Loans receivable	5.79%	5.84%	5.75%
Mortgage-backed securities available for sale	5.00%	4.98%	4.83%
Securities available for sale	4.23%	4.61%	4.17%
Other interest-earning assets	3.35%	4.42%	5.00%
Interest-earning assets	5.22%	5.38%	5.22%
Cost of average:
Interest-bearing deposits	3.34%	3.48%	3.44%
Federal Home Loan Bank advances	4.04%	4.18%	5.41%
Interest-bearing liabilities	3.45%	3.57%	3.52%
Net interest rate spread	1.77%	1.81%	1.70%
Net interest margin	2.47%	2.55%	2.43%
Average interest-earning assets to average
interest-bearing liabilities	125.22%	126.28%	126.23%

	For the Nine Months Ended
	March 31,	March 31,
	2008	2007
Summary of Operations:
Interest income	$72,578	$71,529
Interest expense	37,932	37,403
Net interest income	34,646	34,126
Provision for loan losses	94	378
Net interest income after provision for loan losses	34,552	33,748
Non-interest income, excluding gain (loss)
on sale of securities	2,051	1,768
Gain (loss) on sale of securities	0	55
Non-interest expense	30,530	33,599
Income before taxes	6,073	1,972
Provision for income taxes	994	257
Net income	$5,079	$1,715

Per Share Data:
Net income per share - basic	$0.07	$0.02
Net income per share - diluted	$0.07	$0.02
Weighted average number of common shares
outstanding - basic	68,718	69,343
Weighted average number of common shares
outstanding - diluted	68,841	69,664

Per Share Data:
Cash dividends per share (1)	$0.15	$0.15
Dividend payout ratio (2)	54.68%	162.62%

(1) Represents dividends declared per common share.
(2) Represents dividends paid per minority share divided by net income.

	For the Nine Months Ended
	March 31,	March 31,
	2008	2007
Performance Ratios:
Return on average assets	0.34%	0.11%
Return on average equity	1.45%	0.48%
Net interest rate spread (1)	1.78%	1.73%
Net interest margin (2)	2.54%	2.45%
Average interest-earning assets to average
interest-bearing liabilities	127.10%	126.87%
Efficiency ratio, net of gain on sale of securities	83.41%	93.61%
Non-interest expense to average assets	2.06%	2.23%

(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.

	For the Nine Months Ended
	March 31,	March 31,
	2008	2007
Asset Quality Ratios:(1)
Non-performing loans to total loans	0.15%	0.13%
Non-performing assets to total assets	0.07%	0.06%
Net charge-offs to average loans outstanding	0.00%	0.00%
Allowance for loan losses to total loans	0.64%	0.71%
Allowance for loan losses to non-performing loans	432.65%	553.50%

(1) Asset quality ratios are period end ratios unless otherwise noted.

	For the Nine Months Ended
	March 31,	March 31,
	2008	2007
Capital Ratios:
Average equity to average assets	23.62%	23.53%
Equity to assets at period end	23.17%	23.59%
Tangible equity to tangible assets at period end	19.79%	20.45%

	For the Nine Months Ended
	March 31,	March 31,
	2008	2007
Average Balances:
Loans receivable	$940,639	$769,964
Mortgage-backed securities available for sale	684,451	676,370
Securities available for sale	57,490	171,391
Other interest-earning assets	138,827	242,447
Total interest earning assets	1,821,407	1,860,172
Non-interest-earning assets	156,131	151,659
Total assets	$1,977,538	$2,011,831

Interest-bearing deposits	$1,272,225	$1,407,851
FHLB advances	160,879	58,317
Total interest-bearing liabilities	1,433,104	1,466,168
Non-interest-bearing liabilities	77,371	72,366
Stockholders’ equity	467,063	473,297
Total liabilities and stockholders’ equity	$1,977,538	$2,011,831

	For the Nine Months Ended
	March 31,	March 31,
	2008	2007
Spread and Margin Analysis:
Yield on average:
Loans receivable	5.81%	5.72%
Mortgage-backed securities available for sale	4.96%	4.77%
Securities available for sale	4.36%	4.07%
Other interest-earning assets	4.07%	4.99%
Interest-earning assets	5.31%	5.13%
Cost of average:
Interest-bearing deposits	3.45%	3.31%
FHLB advances	4.19%	5.51%
Interest-bearing liabilities	3.53%	3.40%
Net interest rate spread	1.78%	1.73%
Net interest margin	2.54%	2.45%
Average interest-earning assets to average
interest-bearing liabilities	127.10%	126.87%